UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/22/2010

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

From November 22 through November 25, 2010, Identive Group, Inc. (the "Company") closed its previously announced financing with various U.S. and international investors, as described in the Company's Current Report on Form 8-K filed on November 15, 2010 (the "Private Placement").

In connection with the Private Placement, the Company sold an aggregate of 4,097,626 shares of its common stock and warrants to purchase an additional 4,097,626 shares of its common stock to accredited and other qualified investors in the United States and internationally, including Ayman S. Ashour, Chairman and Chief Executive Officer of the Company, Daniel S. Wenzel, a director of the Company, and Lincoln Vale European Partners Master Fund, L.P., a current stockholder of the Company with whom Dr. Hans Liebler, a director of the Company, is affiliated. The gross proceeds of the sale were approximately $10.3 million, and net proceeds were approximately $9.5 million, after deduction of estimated expenses in connection with the private placement.

The sale was made to in reliance upon available exemptions from the registration requirements of the U.S. Securities Act of 1933, including Section 4(2) thereof and Regulation D and Regulation S thereunder, as well as comparable exemptions under applicable state and foreign securities laws. The Company intends to promptly file a registration statement with the Securities and Exchange Commission to register the resale of the Shares and shares of common stock issuable upon exercise of the Warrants.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosure provided in Item 1.01 of this Report is hereby incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: November 26, 2010	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Secretary